Exhibit 23.1

Consent of KPMG LLP

We consent to the use of our audit report dated February 6, 2003, with respect to the Consolidated Balance Sheet of PepsiCo, Inc. and Subsidiaries as of December 28, 2002 and December 29, 2001, and the related Consolidated Statements of Income, Cash Flows and Common Shareholders’ Equity for each of the years in the three-year period ended December 28, 2002, incorporated herein by reference in the Registration Statement on Form S-8 of PepsiCo, Inc. pertaining to the Director Stock Plan. Our report refers to PepsiCo, Inc.’s adoption of FASB No. 142, “Goodwill and Other Intangible Assets” as of December 30, 2001.

/s/ KPMG LLP

New York, New York

October 28, 2003